EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ChoiceOne Financial Services, Inc. and Fentura Financial, Inc.

Shareholders Approve Merger

SPARTA, Mich., and FENTON, Mich., December 13, 2024 (PR NEWSWIRE) – ChoiceOne Financial Services, Inc., (NASDAQ: COFS) (“ChoiceOne”), the parent company of ChoiceOne Bank, and Fentura Financial, Inc. (OTCQX: FETM) (“Fentura”), the parent company of The State Bank, jointly announced that at separate special meetings held on December 12, 2024, each company’s shareholders approved the proposed merger in which Fentura will merge with and into ChoiceOne, with ChoiceOne continuing as the surviving corporation. The combined organization will be headquartered in Sparta, Michigan and will operate under the ChoiceOne name and brand following completion of the transaction.

“We received strong shareholder support for this partnership,” said ChoiceOne CEO Kelly Potes. "The positive shareholder response we received today we believe validates the significant opportunity we see for our collective communities, customers, and employees while adding significant value for the shareholders of our two organizations. With limited overlap and disruption, our combined companies will present efficiencies and new growth opportunities in our expanded network across Michigan.”

“I am very pleased with the votes of confidence we received from our respective shareholders today,” said Fentura CEO and President Ronald Justice. “We believe that this affirms our vision to bring together two robust, growing institutions deeply dedicated to customer service and community engagement. By leveraging our strengths, we look forward to positioning our combined organization as the premier community bank in Michigan.”

Following completion of the transaction, ChoiceOne will be an approximately $4.3 billion-asset bank holding company with 56 offices in West and Southeastern Michigan making it the 3rd largest publicly traded bank holding company headquartered in Michigan based on asset size. The transaction is expected to close in the first quarter of 2025, subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions.

About ChoiceOne Financial Services, Inc. and ChoiceOne Bank

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 35 offices in parts of Kent, Ottawa, Muskegon, Newaygo, Lapeer, St. Clair, Macomb, and Oakland counties. ChoiceOne is an approximately $2.6 billion-asset bank holding company making it the eighth largest bank holding company in Michigan based on asset size. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website www.choiceone.bank.

About Fentura Financial, Inc. and The State Bank

Fentura Financial, Inc. is the holding company for The State Bank. It was formed in 1987 and is traded on the OTCQX exchange under the symbol “FETM.”

The State Bank is a commercial, retail and trust bank headquartered in Fenton, Michigan. It currently operates 21 offices serving Bay, Genesee, Ingham, Livingston, Oakland, Saginaw, and Shiawassee counties. The State Bank believes in the potential of banking to help create better lives, better businesses, and better communities, and works to achieve this through its full array of consumer, mortgage, SBA, commercial and wealth management banking and advisory services, together with philanthropic and volunteer support to organizations and groups within the communities it serves. More information can be found at www.thestatebank.com or www.fentura.com.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne or Fentura with respect to their planned merger pursuant to the Agreement and Plan of Merger dated July 25, 2024 (the “Merger Agreement”), the strategic benefits and financial benefits of the merger, including the expected impact of the proposed transaction on the combined company’s future financial performance and the timing of the closing of the proposed transaction. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Such risks, uncertainties and assumptions, include, among others, the following:

  the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in a materially burdensome regulatory condition (as defined in the Merger Agreement);
  the failure of either party to satisfy any of the other closing conditions to the proposed transaction on a timely basis or at all;
  the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;
  the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and Fentura do business, or as a result of other unexpected factors or events;
  the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
  diversion of management’s attention from ongoing business operations and opportunities;
  potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; or
  the outcome of any legal proceedings that may be instituted against ChoiceOne or Fentura.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2023 and in any of ChoiceOne’s subsequent SEC filings, which are available on the SEC’s website, www.sec.gov.

Contacts

Kelly Potes

ChoiceOne Chief Executive Officer

616-887-7366
kpotes@choiceone.bank

Michael J. Burke, Jr.

ChoiceOne President

810.664.2977

michael.burke@choiceone.bank

Ronald L. Justice
President & CEO
Fentura Financial, Inc.
810.714.3902
ron.justice@thestatebank.com

Source: ChoiceOne Financial Services, Inc.; Fentura Financial, Inc.

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